UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): July 9, 2015

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2015, the Board of Directors of Centrus Energy Corp. (the “Company”) appointed Stephen S. Greene, 58, as Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective July 24, 2015. Mr. Greene has been Vice President, Finance and Treasurer of the Company since February 2007. Senior Vice President and Chief Financial Officer, John C. Barpoulis, will be stepping down from his position at the Company on July 24, 2015.

To reflect his increased level of responsibility and leadership in the Company, in connection with his promotion, the Company’s Compensation, Nominating and Governance Committee has approved the following compensation arrangements for Mr. Greene: (i) an annual base salary of $350,000; (ii) a fiscal 2015 target bonus under the Company’s 2015 Executive Incentive Plan of 80% of base salary; (iii) a pro-rated target long-term incentive cash award under the Company’s 2014 Post-Restructuring Incentive Plan of approximately 25% of base salary to be paid on or about June 30, 2016; and (iv) an equity grant, to be effective July 24, 2015, consisting of an option to purchase 22,500 shares of the Company’s Class A common stock with an exercise price equal to the closing price of the Company’s Class A common stock on the date of grant. The options will vest ratably over three years and have a 10-year term.

Mr. Greene will be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company.

A copy of the press release announcing Mr. Greene’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

99.1	Press release dated July 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date: July 10, 2015	By:	/s/ Dennis J. Scott
Dennis J. Scott
Deputy General Counsel, Director, Corporate
Compliance and Assistant Secretary